Exhibit 4.1.3

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of February 25, 2014, among Penske Automotive Group, Inc., a Delaware corporation (the “Company”), the guarantors set forth on the signature page hereto (each a “Guarantor” and collectively, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture (as defined below).

WHEREAS, the Company and the other Guarantors party thereto have heretofore executed and delivered an Indenture, dated as of August 28, 2012 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance by the Company of its 5.75% Senior Subordinated Notes due 2022 (the “Securities”);

WHEREAS, the Indenture provides that under certain circumstances a Future Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Future Guarantor shall, subject to Article Thirteen of the Indenture, unconditionally guarantee the Securities on the terms and conditions set forth therein (the “Guarantee”); and

WHEREAS, pursuant to Section 901 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree as follows for the equal and ratable benefit of the Holders.

ARTICLE 1
DEFINITIONS

Section 1.1                                    Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2
AGREEMENT TO GUARANTEE

Section 2.1                                    Agreement to be Bound.  The Guarantors hereby become a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2                                    Guarantee.  The Guarantors agree, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Securities and the Trustee the Indenture Obligations pursuant to Article Thirteen of the Indenture.

ARTICLE 3
MISCELLANEOUS

Section 3.1                                    Execution and Delivery.  The Guarantors agree that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of the Guarantee.

Section 3.2                                    Benefits Acknowledged.  The Guarantors’ Guarantee is subject to the terms and conditions set forth in the Indenture.  The Guarantors acknowledge that they shall receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee and this Supplemental Indenture are knowingly made in contemplation of such benefits.

Section 3.3                                    Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.4                                    Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5                                    Guarantors May Consolidate, Etc., on Certain Terms.  The Guarantors may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, any Person other than as set forth Section 801(b)of the Indenture.

Section 3.6                                    Release.  The Guarantors’ Guarantee shall be released as set forth in Section 1314 of the Indenture.

Section 3.7                                    Governing Law.  THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE SECURITIES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 3.8                                    Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original; but all such counterparts shall together constitute but one and the same instrument.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture for all purposes and may be used in lieu of the original Indenture. Signatures of parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

Section 3.9                                    Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.10                             Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

PENSKE AUTOMOTIVE GROUP, INC.

By:	/s/ David K. Jones
	Name:	David K. Jones
	Title:	EVP & CFO

AUTOMOTIVE MEDIA, LLC
PAG ANNAPOLIS JL1, LLC
PAG DAVIE P1, LLC
PAG GREENWICH B1, LLC
PAG GREENWICH HOLDINGS, LLC
PAG MCALLEN H1, LLC
PAG MCALLEN T1, LLC

By:	/s/ David K. Jones
	Name:	David K. Jones
	Title:	Assistant Treasurer

PAG ACQUISITION 43, LLC
PAG ACQUISITION 44, LLC
PAG ACQUISITION 45, LLC
PAG ACQUISITION 46, LLC
PAG ACQUISITION 47, LLC

By:	/s/ David K. Jones
	Name:	David K. Jones
	Title:	Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee

By:	/s/ Lawrence M. Kusch
	Name:	Lawrence M. Kusch
	Title:	Vice President